 Exhibit 99.1

ParkerVision Reports 2023 Results

JACKSONVILLE, Fla., March 21, 2024 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the year ended December 31, 2023.

Year End 2023 Summary and Recent Developments

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Since 2021, the Company has resolved patent infringement actions filed in the Western District of Texas against four defendants through patent license and settlement agreements, including one agreement reached in 2023 for which the Company received $25 million in gross proceeds.

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The Company currently has active patent infringement cases in the Western District of Texas against MediaTek, Realtek, Texas Instruments, and NXP Semiconductors, as well as additional cases in the Western District of Texas against TCL and LGE that are currently stayed pending the outcome of the active cases.

o	A jury trial is scheduled to begin in December 2024 in one of three active MediaTek cases with a jury trial in the first of two active Realtek cases scheduled to follow in January 2025.

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In November 2023, the U.S. Court of Appeals for the Federal Circuit  ("CAFC") heard oral arguments in the Company's appeal from certain March 2022 Florida district court rulings dismissing the Company's long standing patent infringement case against Qualcomm. The CAFC's ruling is currently pending.

●	Lewis H. Titterton joined the ParkerVision board of directors in June 2023.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “The patent licensing and settlement proceeds received in 2023 generated $9.5 million in net income with no tax impact due to our ability to use prior net operating loss carryforwards.  These proceeds also enabled the repayment of a significant portion of the principal on our secured contingent debt, $5 million in new borrowings at a lower rate of return to continue to support our business, and a restructuring of the prior secured contingent debt agreements.  We continue to pursue licensing arrangements with third parties, both with and without enforcement actions."

Mr. Parker continued, “We are preparing for two scheduled patent enforcement jury trials, one in a little over eight months from now against MediaTek and a second one a month later against Realtek.  We also expect a ruling from the CAFC in the near future regarding our appeal in one of our cases against Qualcomm where the district court dismissed the case without a jury trial.  We remain confident in our ability to demonstrate to a jury of our peers that our patented wireless technologies are being used without our permission and look forward to having our day in court with each of the defendants."

Financial Results

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Net income for 2023 was $9.5 million compared to a net loss of $9.8 million for 2022.  Basic and diluted earnings per common share were $0.11 and $0.08 respectively for 2023, compared to basic and diluted loss per common share of $(0.13) in 2022.

o

The $19.3 million increase in earnings from 2022 to 2023 is primarily the result of  a $24.1 million increase in revenue resulting from our patent enforcement and licensing efforts, a $2.6 million decrease in the loss related to the change in fair value of our contingent payment obligations, offset by a $7.0 million increase in operating expenses.

■	The increase in operating expenses from 2022 to 2023 is the result of a $9.6 million increase in contingent legal fees, offset by a $2.6 million decrease in share-based compensation expense.

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Our long-term liabilities decreased by $8.9 million in 2023 as a result of a $13.9 million repayment on our secured contingent payment obligation, offset by $5.0 million in new borrowings under that secured obligation.   We also successfully extended the maturity dates of  $1.2 million in convertible debt by at least two years.

●	At December 31, 2023, we had $2.6 million in cash and cash equivalents and were able to reduce our accounts payable by 36%.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2023. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	December 31,
(in thousands)	2023	2022
Cash and cash equivalents	$2,560	$109
Prepaid expenses and other current assets	95	274
Intangible assets, net	1,055	1,359
Other noncurrent assets, net	313	9
Total assets	4,023	1,751

Current liabilities	2,289	2,257
Contingent payment obligations	37,020	45,797
Convertible notes	3,893	3,913
Other long-term liabilities	340	473
Shareholders’ deficit	(39,519)	(50,689)
Total liabilities and shareholders’ deficit	$4,023	$1,751

ParkerVision, Inc.

Summary Results of Operations

	Year Ended
(in thousands, except per share amounts)	December 31,
	2023	2022

Licensing revenue	$25,000	$925
Cost of sales	(227)	(10)
Gross margin	24,773	915

Selling, general and administrative expenses	14,744	7,773
Total operating expenses	14,744	7,773

Interest and other income	58	103
Interest expense	(424)	(324)
Change in fair value of contingent payment obligations	(148)	(2,734)
Total interest and other	(514)	(2,955)

Net income (loss)	$9,515	$(9,813)

Basic earnings (loss) per common share	$0.11	$(0.13)
Diluted earnings (loss) per common share	$0.08	$(0.13)

Weighted average shares outstanding - basic	85,732	78,395
Weighted average shares outstanding - diluted	119,888	78,395

ParkerVision, Inc.

Summary of Cash Flows

	Year Ended
(in thousands)	December 31,
	2023	2022
Net cash provided by (used in) operating activities	$10,791	$(2,959)
Net cash used in investing activities	(2)	(4)
Net cash (used in) provided by financing activities	(8,338)	2,042

Net increase (decrease) in cash & cash equivalents	2,451	(921)

Cash & cash equivalents - beginning of year	109	1,030

Cash & cash equivalents - end of year	$2,560	$109